Exhibit 10(a)

FURNITURE BRANDS INTERNATIONAL, INC.
2005 LONG-TERM PERFORMANCE BONUS PLAN

OBJECTIVES OF PLAN

The purpose of this Long-Term Performance Bonus Plan (the “Plan”) of Furniture Brands International, Inc. (“Furniture Brands” or the “Company”) is to promote the interests of Furniture Brands and its stockholders by attracting, motivating, and retaining exceptional executive personnel who directly and substantially influence achievement of long-term corporate goals. Furniture Brands intends to accomplish these purposes by granting to such key employees long-term bonus awards of significant potential value related directly to measurable long-term Furniture Brands results.

This Plan is in addition to and assumes the existence of (i) a base salary which is competitive and equitable, (ii) an annual incentive bonus based on the achievement of short-range corporate goals, and (iii) an equity-based long-term incentive plan that aligns the interests of Furniture Brands management with the interests of the company’s stockholders. Total compensation resulting from the combination of these sources is intended to be competitive with total compensation for similar positions in industry.

As used in this Plan, “Furniture Brands” includes all subsidiaries and divisions of Furniture Brands, and any other entities in which Furniture Brands or one of its subsidiaries has a significant equity or other interest as determined by the Committee (as herein defined).

PARTICIPATION

Participants in the Plan (“Participants”) shall be those full time employees of Furniture Brands whom the Committee determines in its discretion to be key employees important to the long-term growth of Furniture Brands, which may, but need not, include individuals whom the Chief Executive Officer of Furniture Brands recommends to the Committee for participation in the Plan. Subject to the provisions of the Plan, at the start of each Performance Period (as herein defined) the Committee will identify which key employees will participate in the Plan during that Performance Period.

Participation in the Plan will begin on the first day of each Performance Period, however the Committee in its discretion may allow an individual who becomes eligible during a Performance Period to participate in the Plan. In such a case, the Participant’s degree of participation for such Performance Period shall be determined by the Committee in its discretion, but will generally be prorated based on the number of days of actual participation during such Performance Period. With respect to persons who have been determined to be “covered employees” within the meaning of Code Section 162(m)(3) at any time during such performance period (a “Covered Employee”), additional participation in the Plan during the performance period shall be permitted only in the event of an unusual circumstance, such as a new hire.

GRANTS OF AWARDS

An award under this Plan represents the right to receive future payment contingent on both continuation of service with Furniture Brands and the achievement of specified performance objectives (“Performance Measures”) that are established at the time of award. All awards will bear such terms and will be subject to such restrictions and conditions as the Committee shall determine, at or subsequent to grant, which restrictions and conditions need not be uniform for all Participants.

The Committee shall fix the Performance Period (“Performance Period”) at the time of each award, which Performance Period will be three years unless the Committee shall determine otherwise, but in any event not less than one year. At the start of each Performance Period (or as close thereto as administratively possible) the Committee shall, in its discretion, establish a target award incentive opportunity for each Participant, which may, but need not, be based on recommendations to the Committee by the Chief Executive Officer of Furniture Brands. Each target award amount will represent the amount of cash that can be earned by the Participant at the end of the Performance Period, based on the achievement of one hundred percent (100%) of the pre-established Performance Measures.

At the start of each Performance Period the Committee may establish a minimum bonus percentage with respect to the Performance Measures. The minimum percentage will be paid regardless of achievement below that level with respect to the Performance Measures. Each year the Committee will establish a maximum bonus percentage with respect to the Performance Measures. No amount greater than the maximum percentage will be paid with respect to any bonus notwithstanding performance greater than the maximum percentage. Anything herein to the contrary notwithstanding, the provisions with respect to minimum bonus as provided for in this paragraph shall not apply to the Chief Executive Officer or any of the “Named Executive Officers” as defined in the regulations of the Securities Exchange Act of 1934. For such individuals, no such minimum payment shall be guaranteed. The maximum award payable under the Plan to a Covered Employee shall not exceed either $6,000,000 or 100,000 Shares (as hereinafter defined) in any fiscal year, subject to adjustment (in the case of Shares), as hereinafter provided.

At the start of each Performance Period, the terms of any award under this Plan will be communicated to each Participant in writing. That writing shall describe the terms and conditions of each individual’s participation in the Plan for the relevant Performance Period and shall include, among other information, each Participant’s minimum, target and maximum incentive award opportunities along with the corresponding Performance Measures to be achieved.

ESTABLISHMENT OF TARGETS

At the start of each Performance Period (or as close thereto as administratively possible, but in any event, not later than 90 days after the commencement of the Performance Period) the Committee, in its discretion, shall establish one or more Performance Measures, which may, but need not, be based on recommendations to the Committee by the Chief Executive Officer. The Performance Measures shall be based upon Company financial goals and shall be weighted as determined by the Committee. Performance Measures will reflect key strategic goals and critical operating objectives over the Performance Period. Performance Measures need not be the same in respect of all Participants and may be established separately for Furniture Brands as a whole or for its subsidiaries or portions thereof.

The Performance Measures shall be based upon any objectively measurable operating criterion or combination of criteria, including but not limited to any one or more of the following: sales, pre-tax earnings, net earnings, earnings per share, earnings per share growth, stock price, market share, selling, general and administrative expenses, operating profit margin, gross profit margin, net profit margin, cash flow, debt reduction, return on equity, return on assets, return on net assets, return on invested capital, asset management, and total shareholder return. The Performance Measures may include or exclude specified items of an unusual, non-recurring or extraordinary nature. Performance Periods may overlap one another, and a Participant may simultaneously hold awards covering overlapping periods with different Performance Measures.

Performance Measures may be appropriately and equitably adjusted by the Committee for any change in Furniture Brands’ capital structure resulting from stock dividends, stock splits, spin-offs, combination or exchange of shares, reclassification, reorganization, merger, consolidation, recapitalization and similar matters affecting Furniture Brands’ capital structure. The determination of the Committee shall be final and conclusive in this regard.

PAYMENT OF AWARDS

The level of achievement of the Performance Measures at the end of the respective Performance Period shall determine the percentage of the target award amount to be paid. Participants shall receive a pay-out for that Performance Period based on the pre-established minimum, target, or maximum incentive award opportunities in relation to the level of achievement of pre-established Performance Measures. The Committee shall determine and certify in writing the level of achievement against Performance Measures, applying the accounting results as audited at the end of the Performance Period by Furniture Brands’ independent certified accountants.

Except as otherwise provided herein, in order to be entitled to receive any payment under this Plan, a Participant must be in the employ of Furniture Brands on the last day of the Performance Period and must have been continuously in the employ of Furniture Brands from the date of the award. In the event a Participant’s employment is terminated for cause or the Participant voluntarily terminates employment before the end of the Performance Period, all of the Participant’s awards then outstanding shall immediately be forfeited with no pay-out, along with associated rights thereto.

In the event a Participant’s employment is terminated during a Performance Period by reason of (i) death, (ii) disability, (iii) normal retirement, or (iv) involuntary termination by the company other than for cause, then in such event the Participant shall receive a prorated target incentive award for all outstanding awards. The amount of the award shall be determined by multiplying the Participant’s pre-established target award amount by a fraction, the numerator of which is the number of days of participation during the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. The prorated award shall be paid at the end of the Performance Period based on the Performance Measures achieved as of the end of the Performance Period.

For purposes of this Plan, “disability” means the incapacity to attend to and perform effectively one’s duties and responsibilities which continues for at least 26 weeks after its commencement, as determined by a physician selected by Furniture Brands. For purposes of this Plan, “cause” shall be determined by the Committee in good faith and shall be defined as the Participant’s willful misconduct, negligence in performing his or her duties, or the Participant’s criminal conviction of a felony. For purposes of this Plan, “normal retirement” means termination of employment at or after age 65.

Subject to the deferral provisions of this Plan, and subject to the terms of any award specifying that payment of the award is subject to specified vesting conditions after attainment of the Performance Measures, awards under the Plan will be paid by check as soon as practical after the audited close of the last fiscal year of a performance period, but in any event, no later than 2 ½ months after the end of such fiscal year, less appropriate withholdings. The Committee may, in its discretion, provide in any given award that the after-tax pay-out of that award will be paid, in whole or in part, in the form of full-value shares of Furniture Brands common stock (the “Shares”) based on the average of the high and low prices of the Shares on the New York Stock Exchange (or such other exchange or market on which the Shares may then be listed) on the last trading day of the performance period; provided, that the maximum number of Shares that may be issued under this Plan shall be one million shares (subject to adjustment as hereinafter provided); provided further, that such Shares may be authorized and unissued shares or issued shares held as treasury shares.

The number of Shares issuable under this Plan (and the maximum number of Shares issuable to a Covered Employee in any fiscal year) shall be appropriately and equitably adjusted by the Committee for any change in Furniture Brands’ capital structure resulting from stock dividends, stock splits, spin-offs, combination or exchange of shares, reclassification, reorganization, merger, consolidation, recapitalization and similar matters affecting Furniture Brands’ capital structure. The determination of the Committee shall be final and conclusive in this regard.

The Committee may permit Participants to elect to defer the settlement of any awards under this Plan in cash under such rules and procedures as it may establish under a separate deferred compensation plan.

ADMINISTRATION

The Plan shall be administered by the Executive Compensation and Stock Option Committee (the “Committee”) of the Board of Directors (the “Board”) of Furniture Brands, or such other committee as the Board may determine, provided that the committee shall consist of two or more members who are “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to determine the individuals to whom and the times at which awards shall be made under the Plan, the amount of each award, and the terms and provisions of each award. In making such determinations the Committee may take into account any factors that the Committee shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations which the Committee believes necessary or advisable for the proper administration of the Plan. The Committee’s determinations on matters relating to the Plan shall be final and conclusive on Furniture Brands and all Participants. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct or lack of good faith.

All designations of participation, target award amounts, Performance Measures, minimum or maximum percentages, and certifications of performance shall be in writing. The Committee may in its discretion change the Participants and target award amounts, provided, however, that the Committee shall, within the first 90 days of any performance period established under the Plan, set forth in writing a final approved list of Participants and target award amounts with respect to any such performance period. Such final list of Participants and target award amounts may not thereafter be modified except as provided in this Plan, and in no event may the amount of compensation payable under an award be increased upon attainment of the Performance Measures. A writing signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. The Committee may delegate the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

CHANGE IN CONTROL

Any provision herein to the contrary notwithstanding, in the event of a Change of Control (as defined below) the target award amount of all awards granted prior to such Change of Control shall become immediately payable in full as if the specified performance periods had elapsed and the performance objectives relating thereto had been fully achieved. “Change of Control’” as used in this Plan shall mean:

(a)

The purchase or other acquisition (other than from Furniture Brands) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the 1934 Act (excluding, for this purpose, Furniture Brands or its subsidiaries or any employee benefit plan of Furniture Brands or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of 25% or more of either the then-outstanding Shares or the combined voting power of Furniture Brands’ then-outstanding voting securities entitled to vote generally in the election of directors; or

(b)

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the Effective Date whose election or nomination for election by Furniture Brands’ stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Furniture Brands) shall be considered as though such person were a member of the Incumbent Board; or

(c)

Approval by the stockholders of Furniture Brands of (i) a reorganization, merger, or consolidation, in each case with respect to which persons who were the stockholders of Furniture Brands immediately prior to such reorganization, merger or consolidation would not immediately thereafter own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (ii) a liquidation or dissolution of Furniture Brands or (iii) the sale of all or substantially all of Furniture Brands’ assets.

MISCELLANEOUS PROVISIONS

No Contract of Employment. No person shall have any claim or right to receive an award under the Plan, and nothing in the Plan or in any award made pursuant to the Plan shall alter the terms of any Participant’s employment or confer on any Participant any right to continue in the employ of Furniture Brands or interfere in any way with the right of Furniture Brands to terminate his or her employment at any time.

Rights As Stockholder. A Participant shall have no right as a stockholder with respect to any Shares issuable pursuant to an award until the date the Participant becomes the holder of record.

Compliance With Applicable Legal Requirements. The Company shall not be required to issue or deliver a certificate for Shares distributable pursuant to this Plan unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Securities Exchange Act of 1934 and the requirements of the exchanges, if any, on which the Shares may, at the time, be listed.

Assignment and Transfer. With the exception of transfer by will or by the laws of descent and distribution, rights under the Plan may not be transferred or assigned.

Beneficiary Designation. Each Participant shall be entitled to designate a beneficiary or beneficiaries who, following the Participant’s death, will be entitled to receive any amounts that otherwise would have been paid to the Participant under the Plan. In the event the Participant does not designate a beneficiary or if for any reason such designation is ineffective, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s spouse (if he/she survives the Participant) or, if not, to the Participant’s surviving children or, if none, to the Participant’s estate.

Taxes. At the time of payment of any award under this Plan, the Participant shall be responsible for any and all federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Furniture Brands shall have the right at the time of payment to deduct such amounts to satisfy Furniture Brands’ obligation to withhold for federal, state and local taxes on such payment.

Section 162(m) Compliance. Any awards under this Plan are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more pre-established, objective performance goals within the meaning of Section 162(m). If any provision of this Plan does not comply with the requirements of Section 162(m) of the Code as then applicable to any employee, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such employee.

Separability of Provisions. With respect to Participants subject to Section 16 of the 1934 Act, this Plan and transactions under the Plan are intended to comply with all applicable provisions of Rule 16b-3 under the 1934 Act or its successors. To the extent any provision of the Plan or action of the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee, and the validity, legality and enforceability of the remaining provisions of the Plan shall not be in any way affected or impaired thereby. To the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of the Plan.

Foreign Participation. The Committee may provide for such special terms for awards to Participants who are foreign nationals, or who are employed by Furniture Brands outside the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

Amendment and Termination of Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of stockholders or Participants, except as is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares are listed, or if the Board in its discretion determines that obtaining such stockholder approval is for any reason advisable, provided, however, that (i) without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights of such Participant under any award theretofore granted to such Participant, and (ii) the Plan may not be amended without the consent of the stockholders of a majority of the Shares then outstanding to (a) materially modify the requirements as to eligibility for participation in the Plan, (b) change the specified performance objectives for payment of awards, (c) increase the maximum award, (d) withdraw administration of the Plan from the Committee, or (e) extend the period during which awards may be granted.

Governing Law. To the extent that federal laws do not otherwise control, the Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

EFFECTIVE DATE; TERM

The Plan will become effective upon adoption by the Board of Directors of Furniture Brands on January 27, 2005 (the “Effective Date”), subject to approval of the Plan by the stockholders of Furniture Brands within twelve (12) months of such date. Awards under the Plan may be made before such stockholder approval but may not be payable before such approval, and if such approval is not obtained, this Plan and such awards shall be void and of no force or effect.

The Plan shall terminate ten (10) years after the Effective Date, and no awards shall be made under the Plan after the expiration of such ten-year period. During the term of the Plan, awards may be made with terms, conditions or restrictions extending beyond the end of the term of the Plan. Conditions and restrictions in respect of awards made under the Plan during the term of the Plan shall continue in effect after the termination of the Plan until they shall be satisfied or forfeited in accordance with their terms.